SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Sectino 240.14a.12

U.S. Plastic Lumber Corp.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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U.S. PLASTIC LUMBER CORP. 2300 W. Glades Rd., Suite 440W Boca Raton, Florida 33431 (561) 394-3511

April 20, 2003

Dear Stockholder:

      The directors and officers of U. S. Plastic Lumber Corp. (the “Company”) cordially invite you to attend the 2003 Annual Meeting of the Stockholders of the Company (the “Annual Meeting”), which will be held at the Company’s plant located at 1909 NE 25th Avenue, Ocala, FL 33470 on Wednesday, May 28, 2003, at 2:00 P.M. (Eastern Daylight Savings Time) or any adjournment or postponement of the Annual Meeting.

      At the Annual Meeting, you will be asked to vote upon:

1.	the election of two directors for a term of three years, or until their respective successors have been duly elected and qualified;

2.	the ratification of the appointment of BDO SEIDMAN, LLP as the Company’s auditors for fiscal year ending December 31, 2003; and

3.	such other business matters which may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

      The notice of the Annual Meeting, a proxy statement, a form of proxy card and the Company’s annual report are enclosed. Please give this information your careful attention.

      It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote, date and sign your proxy card and return it to the Company in the enclosed envelope as soon as possible.

Sincerely,

Mark S. Alsentzer

Chairman, CEO and President

U.S. PLASTIC LUMBER CORP. 2300 W. Glades Rd., Suite 440W Boca Raton, Florida 33431 (561) 394-3511

NOTICE OF THE 2003 ANNUAL MEETING OF THE STOCKHOLDERS

TO BE HELD MAY 28, 2003

To the Stockholders of U.S. Plastic Lumber Corp.:

      Notice is hereby given that the 2003 Annual Meeting of the Stockholders (the “Annual Meeting”) of U.S. Plastic Lumber Corp. (the “Company”) will be held at the Company’s Ocala plastic lumber plant located at 1909 NE 25th Avenue, Ocala, FL 33470 on Wednesday, May 28, 2003 at 2:00 P.M. (Eastern Daylight Savings Time) for the following purposes:

1.	the election of two directors for a term of three years, or until their respective successors have been duly elected and qualified;

2.	the ratification of the appointment of BDO SEIDMAN, LLP as the Company’s auditors for fiscal year ending December 31, 2003; and

3.	such other business matters which may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

      Only stockholders of record as of March 31, 2003 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. Seating is limited. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 1:30 p.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Please note that if your shares, or the shares of the person or entity for whom you are the duly appointed proxy, are held in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

      Even if you plan to attend the Annual Meeting in person, you are requested to date, sign and return the enclosed form of proxy card, which is solicited on behalf of the Board of Directors, at your earliest convenience. You may revoke your proxy at any time prior to exercise. By Order of the Board of Directors,

By Order of the Board of Directors,

Bruce C. Rosetto
Secretary

April 20, 2003

Boca Raton, Florida

      PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. IT WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES AND ENSURE A QUORUM AT THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

NOTICE OF THE 2003 ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD MAY 28, 2003
PROXY STATEMENT
VOTE REQUIRED AND PROXY INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
Directors’ Meetings and Committees of the Board of Directors
Corporate Governance
Independent Directors
Audit Committee Report
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Option Information
OPTION GRANTS IN FISCAL 2002
AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR-END OPTION VALUES
Certain Transactions
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS
SECTION 16(a) BENEFICAL OWNERSHIP REPORTING COMPLIANCE
Stockholder Proposals
Expenses of Solicitation
Annual Report

U.S. PLASTIC LUMBER CORP.

2300 W. Glades Rd., Suite 440W
Boca Raton, Florida 33431

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS
MAY 28, 2003

       The Board of Directors of U.S. Plastic Lumber Corp. (“USPL” or the “Company”) solicits your proxy for use at the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 28, 2003 at the Company’s plastic lumber plant located at 1909 NE 25th Avenue, Ocala, Florida 33470 at 2:00 p.m. E.D.T. or any postponement or adjustment thereof for the purposes set forth in the foregoing notice of the Annual Meeting. The notice of the Annual Meeting, this proxy statement, the enclosed proxy and the Company’s Annual Report are being first mailed to stockholders on or about April 20, 2003.

      At the Annual Meeting, stockholders will be asked to consider and act upon: (i) the election of two directors for a term of three years, or until their respective successors have been duly elected and qualified; (ii) the ratification of the appointment of BDO Seidman, LLP as the Company’s auditors for the fiscal year ending December 31, 2003, as well as any other business matter which may properly come before the Annual Meeting.

VOTE REQUIRED AND PROXY INFORMATION

      Only stockholders of USPL common stock, par value $.0001 per share (the “Common Stock”), of record at the close of business on March 31, 2003 (“Record Date”) are entitled to receive the notice of and to vote at the Annual Meeting.

      As of the close of business on the Record Date, 64,714,930 shares of the Common Stock were issued and outstanding. Each share of the Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of the Common Stock as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes. A broker non-vote occurs when shares held by a broker are not voted with respect to the proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

      A form of proxy is enclosed. If properly executed and received prior to the Annual Meeting in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Common Stock for: (i) election of all nominees for director hereinafter named (“Proposal 1”), and (ii) ratification of the appointment of BDO SEIDMAN, LLP as the independent auditors of the Company for the fiscal year ended December 31, 2003 (“Proposal 2”).

      The enclosed proxy confers discretionary authority on the person(s) named in the proxy, to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters to be presented at the Annual Meeting which the

Company did not have notice on or prior to March 12, 2003; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the prior meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

      The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed notice of the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of USPL. The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by the Board of Directors.

      The election of the directors will be determined by a plurality vote. The approval of Proposal 2 and any other business matters properly brought before the Annual Meeting requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Under Nevada law, an abstention, withholding of authority to vote or a broker non-vote on any proposal, other than the election of directors, will not be counted as votes cast for or against such proposal.

      A stockholder giving proxy pursuant to this solicitation may revoke such proxy any time before it is voted by (i) filing with the Company’s Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person (although attendance of the Annual Meeting will not in itself constitute a revocation of the proxy). Before the taking of the vote at the Annual Meeting, any written notice of revocation or subsequent proxy should be sent to U.S. Plastic Lumber Corp., 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, attention: Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

       The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock by: (i) each person who is known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company’s chief executive officer and each other officer of the Company whose salary and bonus totaled $100,000 or more during fiscal 2002; and (iv) all directors and executive officers of the Company as a group.

      The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities. All shares listed in the table below represent shares of Common Stock as of March 31, 2003.

	Amount and Nature
	of Beneficial		Percent
Name and Address**	Ownership		of Class

Directors and Executive Officers

Mark S. Alsentzer	24,828,600	(1)	37.4%

August C. Schultes, III	295,427	(2)	*

Gary J. Ziegler	4,606,601	(3)	7.1

Kenneth Leung	493,571	(4)	*

Bruce C. Rosetto	312,371	(5)	*

Michael D. Schmidt	267,308	(6)	*

Michael McCann	148,318	(7)	*

All directors and executive officers as a group (7 persons)	28,623,399	(8)	44.2%

5% Holders

Stout Partnership	23,576,595	(9)	36.2
664 So. Evergreen Ave, Woodbury, NJ 08097

Halifax Fund, L.P.	3,744,904	(10)	5.8
195 Maplewood Ave., Maplewood NJ 07040

Bedford Five, L.P.	4,081,478	(3)	6.3
24 Bedford Terrace, Turnersville, NJ 08012

*	Less than 1%.

**	The business address of all of the executive officers and directors is 2300 W. Glades Road, Suite 440 W, Boca Raton, Florida 33431.

(1)	Includes 84,823 shares held directly by Mr. Alsentzer, 5,000 shares owned by Mr. Alsentzer’s spouse, as to which Mr. Alsentzer has shared voting and dispositive power, 1,105,000 shares which Mr. Alsentzer has the right to acquire through the exercise of outstanding options within 60 days as of March 31, 2003, 23,576,595 shares, as to which Mr. Alsentzer has shared voting and dispositive power as a managing partner of Stout Partnership (see Note 9 below), 39,182 shares held by

Marrin LPA, a limited partnership, as to which Mr. Alsentzer has sole voting and dispositive power, and 18,000 shares held by Adams Oil Inc., as to which Mr. Alsentzer has shared voting and dispositive power.
(2)	Includes 114,427 shares held directly by Mr. Schultes, 20,000 shares which Mr. Schultes has the right to acquire through the exercise of options within 60 days as of March 31, 2003 and 143,000 shares held by Schultes, Inc. Mr. Schultes has the sole voting and dispositive power over the shares held by Schultes, Inc. Includes 18,000 shares held by Adams Oil Inc., as to which Mr. Schultes has shared voting and dispositive power.
(3)	Includes 444,266 shares held directly by Mr. Ziegler and 20,000 shares which Mr. Ziegler has the right to acquire through the exercise of options within 60 days as of March 31, 2003. Includes 18,000 shares held by Adams Oil Inc., as to which Mr. Ziegler has shared voting and dispositive power, 42,857 shares held by Consultants and Planners, Inc., as to which Mr. Ziegler has sole voting and dispositive power and 4,081,478 shares owned by Bedford Five, L.P., as to which Mr. Ziegler has shared voting and dispositive power with his spouse.
(4)	Includes 3,000 shares held directly by Mr. Leung, 12,000 shares held by Mr. Leung indirectly through the 401(k) Plan, 453,571 shares owned by EOF II, of which Mr. Leung is a member of the investment committee with shared voting and dispositive power, and 25,000 shares Mr. Leung has the right to acquire through the exercise of options within 60 days of March 31, 2003.
(5)	Includes 62,371 shares held directly by Mr. Rosetto and 250,000 shares Mr. Rosetto has the right to acquire through the exercise of options within 60 days of March 31, 2003.
(6)	Includes 17,308 shares held directly by Mr. Schmidt and 250,000 shares which Mr. Schmidt has the right to acquire through the exercise of options within 60 days of March 31, 2003.
(7)	Includes 300 shares held directly by Mr. McCann, 19,800 held by Mr. McCann indirectly through the IRA, 19,500 held indirectly by Mr. McCann’s spouse through the IRA, as to which Mr. McCann has shared voting and dispositive power, 28,718 shares held by Mr. McCann and his spouse in a joint account, and 80,000 shares which Mr. McCann has the right to acquire through the exercise of options within 60 days of March 31, 2003.
(8)	Mark S. Alsentzer, the Company CEO, is a Managing Partner of Stout Partnership. Gary J. Ziegler and August C. Schultes, III were partners of Stout Partnership in the past. As of January 30, 2003, Messrs. Schultes and Ziegler ceased being partners of Stout Partnership. The beneficial ownership of the Company’s shares held by Stout Partnership is described in Amendment No. One to Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on April 14, 2003, and Note 9 below.
(9)	Includes 23,076,595 shares beneficially owned by Stout Partnership, and 500,000 shares which Stout Partnership has the right to acquire upon the exercise of warrants within 60 days of March 31, 2003. Mark S. Alsentzer and August C. Schultes, IV, in his capacity as a managing partner of Bargus Partnership that is one of the general partners of Stout Partnership, are the managing partners of Stout Partnership. August C. Schultes, IV is the son of August C. Schultes, III a director of the Company. Bargus Partnership and August C. Schultes, IV beneficial own 23,076,595 arising from their relationship to Stout Partnership.

(10)	Halifax Fund, L.P. (“Halifax”) and its investment advisor, The Palladin Group, L.P., share voting and dispositive power with respect to 5.8% of our shares

(3,744,904 shares as of October 4, 2002, the date of filing of Amendment No. 1 to Schedule 13G). Yarmouth Investments, Ltd. is the sole general partner of Halifax. Palladin Capital Management, LLC is the sole general partner of The Palladin Group, L.P. Yarmouth Investments, Ltd. and Palladin Capital Management, LLC are controlled by Jeffrey Devers.

PROPOSAL 1 — ELECTION OF DIRECTORS

       The Board of Directors is currently composed of four members. As of May 29, 2002, Mr. Zitrin resigned as a director of the Company for personal reasons. At the Annual Meeting, stockholders will vote on the election of two directors for a three year term, each whose term expires at the Annual Meeting. The By-Laws provide for three classes of directors, each class serving staggered three year terms. If for any reason any of the nominees for election at the Annual Meeting becomes unable or is unwilling to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote for substitute nominee. The Board knows of no reason why any nominee will be unable to serve.

      The following table sets forth information regarding the nominees for election to the Company’s Board of Directors and directors remaining in office and each director’s class and term of office.

Nominees

		Position with		Director	Expiration
Name	Age(1)	the Company	Class	Since	of Term

Mark S. Alsentzer	48	Chairman, President and Chief Executive Officer	III	May 1994	2006

August C. Schultes	56	Director	III	Feb 1997	2006

Directors Whose Terms Continue

Kenneth Leung	58	Director	I	July 1999	2004

Gary J. Ziegler	55	Director	II	Feb 1997	2005

(1)	Age as of the Record Date

      The principal occupation of each director of the Company and each nominee for director is set forth below unless otherwise indicated. Unless otherwise noted, all directors have held their present employment position for at least five years.

      MARK S. ALSENTZER. Chairman, Director, President & CEO. Mr. Alsentzer has been our President and Chief Executive Officer since December 1996 and Chairman since January 2000. He has overseen the growth of the Company through acquisitions and the divestiture of obsolete facilities during the past two years. Mr. Alsentzer has served as a director since May 1994. From 1980 to 1992, Mr. Alsentzer served as President of Stout Environmental, Inc., a full service hazardous waste environmental service company. In 1992, Stout Environmental merged with Republic Industries, where Mr. Alsentzer remained as Vice President of Republic Environmental Systems, Inc. In addition, Mr. Alsentzer was Director of Cemtech, an environmental company sold to Waste Management in 1991. Mr. Alsentzer founded Clean Earth, Inc., our former subsidiary and a leading recycler of contaminated soil and debris located in the northeast, which we sold in September of 2002. Mr. Alsentzer was Chief Executive Officer of Clean Earth from 1993 to 1996. Mr. Alsentzer has a BS degree in Chemical Engineering from Lehigh University and an MBA from Farleigh Dickinson University.

      AUGUST C. SCHULTES III. Director. Mr. Schultes is Chairman of the Board and CEO of A.C. Schultes, Inc., a contracting and service organization specializing in water well drilling, water and waste water treatment, and pump and motor repair services for over seventy-five years with offices in Maryland, Delaware and New Jersey. He is also the Chairman of the Board and CEO of Life Care Institute, a medical diagnostic center with facilities to perform stress tests, CAT scans, MRI scans and physical therapy located in New Jersey. He was also the founder, Chairman of the Board and CEO of Stout Environmental, Inc. Mr. Schultes is a graduate of Penn State University and has a Bachelor of Science degree in Civil Engineering.

      GARY J. ZIEGLER. Director. Mr. Ziegler is President of Consultants and Planners, Inc., which provides operating services to several water utility companies in New Jersey. Mr. Ziegler is a Professional Engineer and Professional Planner in New Jersey, a Professional Engineer in Maryland, Pennsylvania, Ohio and New York and a member of the American Society of Civil Engineers and the National Society of Professional Engineers. He was President of W.C. Services, Inc. and Vice President of Stout Environmental, Inc. Mr. Ziegler is a graduate of Clemson University with a Bachelor of Science degree in Civil Engineering.

      KENNETH CH’UAN-K’AI LEUNG. Director. Mr. Leung is a Managing Director of Sanders Morris Harris in New York City and is the Chief Investment Officer of Environmental Opportunities Funds I and II. Prior to joining Sanders Morris Harris in 1995, Mr. Leung was a Managing Director at Smith Barney from 1978 to 1994. He has been an Institutional Investor “All Star” analyst for twenty-one years and has been involved in many of the major environmental service investment banking transactions over the last sixteen years. Mr. Leung was a Vice President at F. Eberstadt & Co. from 1974 to 1978 and an Assistant Treasurer at Chemical Bank from 1967 to 1974. Mr. Leung holds a Masters in Business Administration degree in Finance from Columbia University and a Bachelor of Arts degree in History from Fordham College. He serves on the Board of Directors of Avista Resources, Inc., Synagro Technologies, Inc. System One Technologies, Inc., Energy Systems, Inc., and Waterlink, Inc.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

Directors’ Meetings and Committees of the Board of Directors

      The Board of Directors held 6 meetings and took numerous actions by unanimous written consents during 2002. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during the period for which he was a director and the committees on which such director served (during the period he served).

     Committees of the Board of Directors

      The Company had an Audit Committee, Acquisition Committee, Nominating Committee and Compensation Committee during 2002. The following is a description of each such committee:

      The Audit Committee consisted of Messrs. Leung, Ziegler and Zitrin (until Mr. Zitrin’s resignation in May 2002) in 2002. It held six meetings during 2002. The Audit Committee selects the independent accountants of the Company and reviews issues raised by such accountants as to the scope of their audit and their report thereon including any questions or recommendations which may arise relating to the Company’s internal accounting and auditing control procedures. The members of the Audit Committee are independent as defined in NASDAQ Rule 4200(a)(14). The Audit Committee adopted a written charter on May 31, 2000. A copy of the Audit Committee charter was attached as an exhibit to the Proxy Statement provided in connection with the 2001 Annual Meeting of the Stockholders. NASDAQ Rule 4350(d)(2)(B) provides an exception to the independence requirement which permits one member of the Audit Committee who is not independent (assuming the member is not a current employee or an immediate family member of an employee) if the Board determines that: (i) membership on the committee by the individual is required by the best interests of the Company and its shareholders; and (ii) the Board discloses, in the next annual meeting proxy statement, subsequent to such determination, the nature of the relationship and the reasons for that determination.

      The Board of Directors believes that Gary Ziegler’s service in the Audit Committee is in the best interest of the Company and its stockholders due to this extensive business experience and financial sophistication. Mr. Ziegler was formerly a partner in Stout Partnership

      The Nominating Committee consisted of Messrs. Ziegler, Schultes and Leung in 2002. It held one meeting during 2002 for purposes of nominating the directors up for election to serve another term. Its function is to select candidates for election to the position of director and make recommendations to the Board regarding candidates. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Such nominations must be in compliance with the timeframes set forth in the SEC Rule 14(a)-8.

      The Acquisition Committee consisted of Messrs. Alsentzer, Leung and Schultes in 2002. It had no meetings during 2002. Its function is to review and approve acquisitions that are under $10 million in purchase price consideration without the requirement of Board approval.

      The Compensation Committee consisted of Messrs. Schultes and Ziegler in 2002. The Compensation Committee held one meeting during 2002. Its function is to review and make recommendations to the Board of Directors with respect to the Company’s compensation of the officers of the Company, including salary, bonus, options and benefits under any existing and future compensation plans. None of the members of this committee is or has ever been an officer or employee of the Company or otherwise received compensation from the Company other than as a director.

Corporate Governance

      During the past twelve months, there have been numerous and extensive laws and regulations passed regarding corporate governance. As a result, we have reviewed our corporate governance policies and procedures and have compared them to other similarly situated public companies. We have also reviewed the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the proposed new listing standards of Nasdaq. Based upon our review, we have voluntarily implemented the new SEC rules and will seek to continue to take steps to comply with the new rules. Our actions include, but are not limited to, the establishment of a Disclosure Committee consisting of senior management members, the adoption of a Code of Business Conduct, which applies to all directors, officers and employees, the establishment of a more independent board of directors and committees of the board, more frequent audit committee meetings, the adoption of confidential and anonymous reporting directly to the audit committee for any complaints, open communication between the directors and the management team without the CEO present, as well as other best practices.

Independent Directors

      Our Board currently consists of four directors. A majority of the directors are independent. Neither Gary Ziegler nor August C. Schultes, III have any interest, beneficial or otherwise, in the Stout Partnership, and otherwise meet all criteria for being considered independent. Kenneth Leung is also an independent director. Mark S. Alsentzer, our Chairman and CEO, is the only non-independent director. All the board committees of the Company are constituted of a majority of independent directors. The audit committee consists only of independent directors.

Audit Committee Report

      On March 27, 2003, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with its independent auditors, BDO Seidman LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Audit Committee discussed with and received the required written disclosures and a confirming letter from BDO Seidman LLP regarding its independence and has discussed with BDO Seidman LLP its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

      This Audit Committee Report and information regarding the Audit Committee contained in the paragraph preceding the Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report or information be specifically incorporated by reference.

      The board of directors has determined that the Audit Committee does have at least one member, Kenneth Leung, who qualifies as an “audit committee financial expert” as defined in item 401(h) of Regulation S-K.

Audit Committee

Kenneth Leung

Gary J. Ziegler

     Director Compensation

      Beginning on May 15, 1996, the Board adopted a compensation package for non-employee directors which provides for the award of 100 shares of the Company’s unregistered Common Stock for each meeting attended and 60 shares of unregistered Common Stock for each Committee meeting attended not held in conjunction with a regular board meeting. For calendar year 2002, Kenneth Leung, August C. Schultes, III, and Gary J. Ziegler each received 600 shares of non-registered Common Stock pursuant to the aforesaid director compensation plan. Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committees thereof.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consisted of Messrs. Schultes and Ziegler. Messrs. Schultes, Zeigler and Alsentzer, the Company’s CEO, were general partners of Stout Partnership, a beneficial owner of more than 5% of the outstanding Common Stock of the Company. Neither Mr. Schultes nor Mr. Ziegler served as an officer of the Company. As of January 30, 2003, Mr. Ziegler no longer had any beneficial interest in Stout Partnership as he gifted his ownership interest to a family partnership that is a beneficial owner of more than 5% of the outstanding stock of the Company. As of January 30, 2003, Mr. Schultes ceased having any beneficial ownership interest in Stout Partnership as he gifted his ownership interest to a family partnership of which his son is a managing partner. In 1997, Stout Partnership was awarded options to purchase 320,000 shares of Common Stock, of which options to purchase 250,000 shares have been exercised, pursuant to an independent appraisal as to the value of the collateral and personal guarantees provided by each of the general partners of Stout Partnership on behalf of the Company with PNC Bank of Delaware. In December 2000, Stout Partnership was awarded warrants to purchase 500,000 shares of Common Stock, of which none have been exercised, in exchange for investing additional capital into the Company at a time when the Company was having difficulty funding its working capital needs. From December 2000 through March, 2001, Stout Partnership invested an additional $2,000,000 as part of the Series E Private Placement issued by the Company. The Series E Preferred Stock was mandatorily converted to common stock pursuant to its terms on March 31, 2002. Stout Partnership has also extended its debentures, with a principal value of $5,000,000, with the Company for an additional period of time in exchange for an increase in interest rates to 16% per annum. On September 10, 2002, the Stout Partnership Debenture was converted to equity at a conversion price of $.26 per share in accordance with the terms of the Debenture and pursuant to an agreement with the senior lenders of the Company. This resulted in an additional 19,935,808 shares being issued to Stout Partnership. See “Certain Transactions.”

Compensation Committee Report

      The Compensation Committee’s function is to review and make recommendations to the Board of Directors with respect to the compensation of the officers of the Company, including salary, bonus and benefits under any existing and future compensation plans, including stock options for all employees.

      The philosophy of the Compensation Committee is to establish appropriate compensation goals for the executive officers of the Company and make recommendations to the Board of Directors with regard to executive compensation and employee stock options. The Compensation Committee seeks to ensure that executive compensation is directly linked to continuous improvements in corporate performance, achievement of specific operational, financial and strategic objectives and increases in shareholder value. There is a wide variety of factors which the Compensation Committee may take into account, such as business conditions within and outside the industry, the Company’s financial performance, the market compensation for executives of similar background and experience, the individual performance of the executive under consideration, the length of time the executive has been in the position, and other factors which the Compensation Committee may deem relevant. The goals of the Compensation Committee in establishing an executive compensation program are: (i) to fairly compensate executive officers of the Company and its subsidiaries for their contributions to the Company’s short-term and long-term performance, and (ii) to allow the Company to attract, motivate and retain the management personnel necessary to the Company’s success by providing an executive compensation program comparable to that offered by other companies seeking quality management personnel.

      Individual base salaries for the named officers are determined by the Compensation Committee based upon the scope of the executive’s responsibilities, comparisons to fair market value of similar positions in the marketplace, a subjective evaluation of the executive’s performance, and the length of time the executive has been in the position.

      The compensation of the Chairman, President and Chief Executive Officer, Mark S. Alsentzer, has been determined utilizing similar criteria as described for other executive officers with emphasis placed upon stock options in order that the compensation of the CEO is aligned with the goals of the Compensation Committee in establishing a strong link between the performance of the Company and return on investment for stockholders. Beginning in 1999, Mr. Alsentzer was also provided with an annual base salary of $280,000 plus $36,000 per year to reimburse Mr. Alsentzer for living expenses associated with his need to maintain a residential unit in the State of Florida near the corporate offices. Additionally, in 1996, Mr. Alsentzer was awarded options to purchase 950,000 shares of Common Stock. The size of the option award was directly linked to specific performance goals, set by the Board, in achieving growth for the Company. Mr. Alsentzer met all the required performance goals in 1997 to 1999, and has, therefore earned the maximum number of options under his compensation program. In 1999, Mr. Alsentzer exercised 195,000 options previously awarded to him at an exercise price of $11.00 per share. In 1999, Mr. Alsentzer was awarded options to purchase 200,000 shares of Common Stock at an exercise price of $7.281 per share and 150,000 shares of Common Stock at an exercise price of $4.00 per share. No options were awarded to Mr. Alsentzer in 2000, 2001 and 2002.

     Executive Compensation Deductibility

      The Company continues to evaluate its compensation plans to determine whether they comply with Section 162 (m) of the Internal Revenue Code of 1986, as amended. It is the Company’s intent to attempt to comply, to the extent possible, with the aforementioned Internal Revenue Code so that amounts paid pursuant to the Company’s compensation plans will generally be deductible compensation expense. The Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee

Gary J. Ziegler
August C. Schultes, III

EXECUTIVE COMPENSATION

       The following table summarizes compensation paid or accrued during the periods indicated for the Company’s Chief Executive Officer and each other executive officer whose salary and bonus exceeded $100,000 during fiscal year 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Awards

				Number of
				Securities
			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Compensation(1)	Options	Compensation

Mark Alsentzer,	2002	$293,461	–0–	–0–	$36,000	(2)
Chairman, CEO and	2001	$274,615	–0–	–0–	$36,000	(2)
President	2000	$271,923	–0–	–0–	$36,000	(2)

Michael D. Schmidt,	2002	$129,000	–0–	–0–	–0–
Chief Financial Officer	2001	$119,192	–0–	–0–	–0–
	2000	$102,981	–0–	–0–	–0–

Bruce C. Rosetto	2002	$56,000	–0–	–0–	-0-	(3)
Executive Vice President and	2001	$33,461	–0–	–0–	-0-	(3)
General Counsel/Secretary	2000	$20,000	–0–	–0–	-0-	(3)

Michael McCann,	2002	$180,966	–0–	–0–	–0–
Chief Operating Officer	2001	$153,850	–0–	–0–	–0–
	2000	$124,420	–0–	–0–	–0–

John F. Poling	2002	$119,350	–0–	–0–	–0–
Former Chief	2001	$122,596	–0–	–0–	–0–
Financial Officer	2000	$111,779	–0–	–0–	–0–

(1)	Excludes perquisites and other personal benefits that do not exceed the lesser of either $50,000 or 10% of each officer’s total salary and bonus.
(2)	Represents annual living expenses for maintaining a second home. Mr. Alsentzer’s salary has not been increased during this time period. The payments reflect timing differences.
(3)	The Company has a professional services contract with Rosetto & Associates, LLC, a private law firm that performs legal work for the Company as well as unrelated third parties. Mr. Rosetto, Executive Vice President, General Counsel and Secretary for the Company, is the sole principal of Rosetto & Associates, LLC. In 2002, Rosetto & Associates billed the Company $398,900 for legal services which are not included in the table above. Rosetto & Associates paid the Company $134,000 for use of office space, office equipment, other shared services and out of pocket expenses paid on behalf of the Company. In addition, Rosetto & Associates has paid out of pocket expenses on behalf of the Company for outside attorneys’, consulting fees and other expenses on behalf of the Company, of approximately $127,182. See Section entitled “Certain Transactions” for additional information.

     Employment Agreements

      Mark S. Alsentzer — Chairman, Chief Executive Officer and President. Mr. Alsentzer’s employment agreement is for a term ending October 27, 2003. In addition to an annual salary of $280,000, Mr. Alsentzer receives a $3,000 per month reimbursement for living expenses and reimbursement for expenses related to a residential unit and options to purchase Common Stock described in footnote 2 above. Mr. Alsentzer may be terminated for cause under the employment agreement defined as (i) the conviction of a felony crime involving moral turpitude, (ii) the violation of any restrictive covenants contained within the Agreement; (iii) his engaging in gross negligence or willful misconduct injurious to the Company; or (iv) the failure to substantially perform his duties, other than resulting from incapacity due to physical or mental illness. In the event, Mr. Alsentzer is terminated for cause or he elects to leave the employ of the Company for any reason, then Mr. Alsentzer shall be entitled to receive all unissued options for which the conditions of issuance have otherwise been met and all accrued but unpaid salary. If the employment period ceases due to the death of Mr. Alsentzer, the election of the Company to terminate without cause, change of control or his permanent disability as defined in the agreement, then Mr. Alsentzer shall receive a lump sum cash payment equal to two years base salary as defined in the agreement and all unissued options for which the conditions have not been otherwise met shall be issued to Mr. Alsentzer without regard to performance of the conditions for issuance. Mr. Alsentzer’s contract also contains provisions concerning a covenant not to compete and violate corporate confidences for two years beginning on the date of termination.

      Michael D. Schmidt — Treasurer, Chief Financial Officer. Mr. Schmidt’s employment agreement is for a term ending October 27, 2003. In addition to the compensation listed above, Mr. Schmidt receives a $450 per month car allowance and options to purchase Common Stock described in this Proxy Statement. Mr. Schmidt may be terminated for cause under the employment agreement defined as (i) the conviction of a felony crime involving moral turpitude, (ii) the violation of any restrictive covenants contained within the Agreement; (iii) his engaging in gross negligence or willful misconduct injurious to the Company; or (iv) the failure to substantially perform his duties, other than resulting from incapacity due to physical or mental illness. In the event, Mr. Schmidt is terminated for cause or he elects to leave the employ of the Company for any reason, then Mr. Schmidt shall be entitled to receive all unissued options for which the conditions of issuance have otherwise been met and all accrued but unpaid salary. If the employment period ceases due to the death of Mr. Schmidt, the election of the Company to terminate without cause, change of control or his permanent disability as defined in the agreement, then Mr. Schmidt shall receive a lump sum cash payment equal to two years base salary as defined in the agreement and all unissued options for which the conditions have not been otherwise met shall be issued to Mr. Schmidt without regard to performance of the conditions for issuance. Mr. Schmidt’s contract also contains provisions concerning a covenant not to compete and violate corporate confidences for two years beginning on the date of termination.

      Bruce C. Rosetto — Executive Vice President, General Counsel and Secretary. Mr. Rosetto’s employment agreement is for a term beginning October 27, 2003. In addition to the compensation listed above, Mr. Rosetto receives options to purchase Common Stock described in this Proxy Statement. Mr. Rosetto may be terminated for cause under the employment agreement defined as (i) the conviction of a felony crime involving moral turpitude, (ii) the violation of any restrictive covenants contained within the Agreement; (iii) his engaging in gross negligence or willful misconduct injurious to the Company; or (iv) the failure to substantially perform his duties, other than resulting from incapacity due to physical or mental illness. In the event, Mr. Rosetto is terminated for cause or he elects to leave the employ of the Company for any reason, then Mr. Rosetto shall be entitled to receive all unissued options for which the conditions of issuance have otherwise been met and all accrued but unpaid salary. If the employment period ceases due to the death of Mr. Rosetto, the election of the Company to terminate without cause, change of control or his permanent disability as defined in the agreement, then Mr. Rosetto shall receive a lump sum cash payment equal to $260,000 and all unissued options for which the conditions have not been otherwise met shall be issued to Mr. Rosetto without regard to performance of the conditions for issuance. Mr. Rosetto’s contract also contains provisions concerning a covenant not to compete and violate corporate confidences for two years beginning on the date of termination. Mr. Rosetto also receives compensation from Rosetto & Associates, LLC, a law firm of which Mr. Rosetto is principal, that provides legal services to the Company. See “Certain Transactions” for further detail.

      Michael McCann — Chief Operating Officer. Mr. McCann’s employment agreement is for a term ending December 31, 2003. In addition to the compensation listed above, Mr. McCann receives a $450 per month car allowance and options to purchase Common Stock described in this Proxy Statement. Mr. McCann may be terminated for cause under the employment agreement defined as (i) the conviction of a felony crime involving moral turpitude, (ii) the violation of any restrictive covenants contained within the Agreement; (iii) his engaging in gross negligence or willful misconduct injurious to the Company; or (iv) the failure to substantially perform his duties, other than resulting from incapacity due to physical or mental illness. In the event, Mr. McCann is terminated for cause or he elects to leave the employ of the Company for any reason, then Mr. McCann shall be entitled to receive all unissued options for which the conditions of issuance have otherwise been met and all accrued but unpaid salary. If the employment period ceases due to the death of Mr. McCann, the election of the Company to terminate without cause, change of control or his permanent disability as defined in the agreement, then Mr. McCann shall receive a lump sum cash payment equal to two years base salary as defined in the agreement and all unissued options for which the conditions have not been otherwise met shall be issued to Mr. McCann without regard to performance of the conditions for issuance. Mr. McCann’s contract also contains provisions concerning a covenant not to compete and violate corporate confidences for two years beginning on the date of termination.

Option Information

      The following table sets forth certain information regarding individual grants of options to the executive officers named in the Summary Compensation Table in the fiscal year ended December 31, 2002.

OPTION GRANTS IN FISCAL 2002

	Number				Black-
	of	% of Total			Scholes
	Securities	Options			Grant
	Underlying	Granted to			Date
	Options	Employees in	Exercise	Expiration	Present
Name	Granted	Fiscal Year	Price	Date	Value(1)

Mark S. Alsentzer	–0–	–0–	–0–	–0–	–0–

Michael D. Schmidt	100,000	8.6%	$.20	3/31/2012	$18,411

Bruce C. Rosetto	100,000	8.6%	$.20	3/31/2012	$18,411

Michael McCann	200,000	17.2%	$.20	3/31/2012	$36,823

(1)	In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about future movement of the stock price. The assumptions used in the model were expected volatility of 100%, risk-free rates of return of 0%, dividend yield of 7%, and weighted average expected life of 10 years. The real value of the options in this table depends upon the actual performance of the Company’s Common Stock during the applicable period.

      The following table sets forth certain information regarding individual exercises of options during 2002 by each of the executive officers named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN FISCAL 2002

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at Fiscal		Money Options at Fiscal
	Acquired	Value	Year-End		Year-End
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable		Exercisable/Unexercisable(1)

Mark S. Alsentzer	0	0	1,105,000/	0(2)	$0/	0

Michael D. Schmidt	0	0	250,000/	0	$1,900/	0

Bruce C. Rosetto	0	0	250,000/	0	$1,900/	0

Michael McCann	0	0	180,000/	220,000	$9,500/	0

(1)	Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options awarded based upon the closing sales price per share of $0.19 on December 31, 2002
(2)	Mr. Alsentzer has beneficial ownership as a partner in Stout Partnership, which has options to purchase 500,000 shares, which are not included in the table above. See “Certain Transactions.”

Certain Transactions

      On March 1, 2002 all of the Company’s outstanding Series D Preferred Stock was automatically converted into an equal amount of the Company’s common stock in accordance with the Series D Certificate of Designation. The dividends in arrears pertaining to the Series D Preferred Stock were converted into a note payable to each holder of the Series D Preferred Stock in pro rata amounts based on the amount of shares held by each party. In connection with this conversion, A.C. Schultes, Inc., a corporation controlled by August C. Schultes, III, a director of the Company, received a note payable in the amount of $110,864. Also in connection with the conversion, a note payable in the amount of $32,979 was issued to Consultants and Planners, Inc. Gary Ziegler, a director of the Company, is affiliated with Consultants and Planners, Inc.

      On March 4, 2002 the Company’s Board of Directors extended the automatic conversion date of the Series E Preferred Stock from March 1, 2002 to March 31, 2002. All of the Series E Preferred Stock was held by the Stout Partnership. Directors Alsentzer, Schultes and Ziegler were general partners of Stout Partnership. The Series E Preferred Stock was mandatorily converted to common stock pursuant to its terms on March 31, 2002. Stout Partnership has also extended its debentures, with a principal value of $5,000,000, with the Company for an additional period of time in exchange for an increase in interest rates to 16% per annum, which now currently expire on July 1, 2003.

      Kenneth Leung, a director of the Company, is a managing director of Sanders Morris Harris (the “Investment Banker”) that rendered the fairness opinion in connection with the proposed sale of Clean Earth. The Investment Banker, including its affiliates, did not receive any compensation from us, other than fees and expenses totaling $80,000 related to the fairness opinion during the past two years except for board fees and reimbursement of travel expenses paid to Kenneth Leung.

      The Company has a professional services contract with Rosetto & Associates LLC, a private law firm that performs legal work for the company as well as unrelated third parties. Mr. Rosetto, Executive Vice President, General Counsel and Secretary for the Company, is the sole principal of Rosetto & Associates. Rosetto & Associates billed the Company $398,900, $523,305, and for legal services for the years ended December 31, 2002, 2001 respectively, and the Company billed $134,000, $160,800, and $206,514 to Rosetto & Associates for use of office space, office equipment and other shared services during the years ended December 31, 2002, 2001 and 2000 respectively. In addition, Rosetto & Associates paid out of pocket expenses for outside attorneys’, consulting fees and other expenses on behalf of the Company, of approximately $127,182, $250,000, and $200,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      In December 2001, Barbella Environmental Technology, a subsidiary of Clean Earth, (“BET”) received notice regarding its award of a contract with the City of New York to perform environmental services at the Brooklyn Landfill on Pennsylvania Avenue in the Borough of Brooklyn (the “Brooklyn Contract”), subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. Due to the deterioration in the Company’s financial condition during 2001, the insurance company underwriting the performance bond requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond. Neither BET nor the Company was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on the Company’s behalf. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the Clean Earth sale transaction (see note 2), Mark S. Alsentzer, the Company’s director, Chairman, and Chief Executive Officer, and Mr. Schultes established a group of personal indemnitors, including family members and affiliates of the two directors as well as third parties, who were willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee of $469,000 which was paid by the Company at the time of the Clean Earth sale.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

       The Audit Committee has selected BDO SEIDMAN, LLP to be the Company’s independent certified public accountants for fiscal 2003. The Audit Committee has invited representatives from BDO SEIDMAN, LLP to attend the Annual Meeting on May 28, 2003. These representatives are expected to attend the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to answer questions from stockholders.

      Audit Fees. The aggregate fees billed by BDO SEIDMAN, LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 (the “2002 fiscal year”) and the reviews of the financial statements included in the Company’s Forms 10-Q for the 2002 fiscal year totaled $190,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed for professional services related to financial information systems design and implementation by BDO SEIDMAN, LLP for the 2002 fiscal year.

      All Other Fees. Other than the fees described in the preceding two paragraphs, there were fees to BDO SEIDMAN, LLP for fiscal 2002 in an amount of approximately $42,000 for review of certain SEC filings and responses to review by the SEC relative thereto

      The Audit Committee has considered whether the provision of services covered in the preceding two paragraphs is compatible with maintaining BDO SEIDMAN, LLP’s independence.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

SECTION 16(a) BENEFICAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of equity securities of the Company, to file reports of ownership and changes in ownership to the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Stockholder Proposals

      Pursuant to the proxy rules promulgated under the Exchange Act, the deadline for providing the Company timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company’s Annual Meeting to be held in 2004 (the “2004 Annual Meeting”) will be December 20, 2003. As to all such matters which the Company does not have notice on or prior to December 20, 2003, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2004 Annual Meeting to vote on such proposal. This procedure does not affect the Rule 14a-8 requirements applicable to inclusion of stockholder proposal in the Company’s proxy materials related to the 2004 Annual Meeting. A stockholder proposal under the Rule 14a-8 process must be received by the Company at its offices located at 2300 Glades Road, Suite 440W, Boca Raton, FL, 33431 by December 10, 2002 to receive consideration for inclusion in the Company’s 2003 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

Expenses of Solicitation

      This Proxy Statement is furnished to our stockholders by management in connection with the solicitation of proxies for use at the Annual Meeting. The expense of the proxy solicitation will be borne by the Company. InterWest Transfer Company has been retained by the Company to assist in the solicitation and tabulation of proxies and will be paid a fee of $5,000 for such services plus reimbursement of out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited in person or by telephone, or electronic mail by directors, officers or employees of the Company and its subsidiaries without additional compensation. Upon request by brokers, dealers, banks or voting trustees, or their nominees who are record holders of the Company’s Common Stock, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy materials and annual stockholder reports to any beneficial owners of the Common Stock.

Annual Report

      This Proxy Statement is accompanied by the Annual Report to Stockholders on Form 10-K filed with the SEC for the year ended December 31, 2002 (the “Annual Report”). The Annual Report contains the Company’s audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      EACH PERSON SOLICITED HEREUNDER CAN OBTAIN ANOTHER COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 FILED WITH THE SECURITIES AND

EXCHANGE COMMISSION, WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

U.S. Plastic Lumber Corp.

Attn: Bruce C. Rosetto
2300 W. Glades Rd., Suite 440W
Boca Raton, FL 33431

By Order of the Board of Directors,

Bruce C. Rosetto, Corporate Secretary

REVOCABLE PROXY
U.S. PLASTIC LUMBER CORP.
Annual Meeting of Stockholders
MAY 28, 2003

The undersigned hereby constitutes and appoints Mark S. Alsentzer and Bruce C. Rosetto and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Plastic Lumber Corp. (“USPL”) to be held at USPL’s Ocala plastic lumber plant located at 1909 NE 25th Avenue, Ocala, FL 33470 on the 28th day of May, 2003, and at any postponement or adjournment thereof, and to vote all of the shares of common stock of USPL which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs the proxies to vote as follows:

   Please mark your votes as in this example. ☒

1.	The election as director of the following nominees for the term of three years (except as marked to the contrary):

MARK S. ALSENTZER	☐ FOR	☐ VOTE WITHHELD

AUGUST C. SCHULTES, III	☐ FOR	☐ VOTE WITHHELD

2.	To ratify the appointment of BDO Seidman, LLP as independent auditors for fiscal year ending December 31, 2003.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USPL. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DIRECTOR NOMINEE AND THE PROPOSALS SET FORTH HEREIN.

ALL OF THE PROPOSALS SET FORTH ABOVE ARE PROPOSALS OF USPL. NONE OF THE PROPOSALS IS RELATED TO OR CONDITIONED UPON THE APPROVAL OF ANY OTHER PROPOSAL.

PLEASE DATE AND SIGN ON THE REVERSE SIDE

THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAME HEREIN INTEND TO VOTE FOR THE ELECTION OF THE NOMINEE LISTED AND FOR THE APPROVAL OF PROPOSALS SET FORTH HEREIN. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE USPL’S PROXY STATEMENT.

The undersigned may revoke this proxy any time before it is voted by (i) filing with the Secretary of USPL a written notice of revocation bearing a later date than this proxy, (ii) duly executing a later dated proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person (although attendance of the Annual Meeting will not in itself constitute a revocation of the proxy). Before the taking of the vote at the Annual Meeting, any written notice of revocation or subsequent proxy should be sent to U.S. Plastic Lumber Corp., 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, attention: Secretary or hand delivered to the Secretary of USPL.

The undersigned hereby acknowledges receipt of USPL’s 2002 Annual Report to Stockholders, Notice of USPL’s Annual Meeting and the Proxy Statement relating thereto.

Date: ________________________________, 2003
(Please date this Proxy)

Signature(s)

It would be helpful if you signed your name exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.

   YOUR VOTE IS IMPORTANT! PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

THANK YOU FOR VOTING!